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                                                                    Exhibit 99.2
                      [GRAPHIC REMOVED HERE]   News Release

FROM:    Sarah Torres, AVP-Editorial           Michelle Amoroso, Media Relations
         Linda Decker, VP-Investor Relations   Gray & Rice
         Porter, LeVay & Rose, Inc.            (617) 367-0100, X110
         (212) 564-4700

COMPANY  Tom Colatosti, President and CEO, Viisage Technology
CONTACT  (978) 952-2200

                                                           FOR IMMEDIATE RELEASE

            VIISAGE RAISES TOTAL OF $25 MILLION IN PRIVATE PLACEMENT
                          WITH INSTITUTIONAL INVESTORS

     Company Increases Initial Financing in Response to Overwhelming Demand

     LITTLETON, MA, Dec. 19, 2001 -- Viisage Technology, Inc. (NASDAQ: VISG), the leader in face-recognition technology and identification systems and solutions, announced today that it has raised an additional $6.5 million in a private placement of common stock with several large institutional investors. The additional funding, which increases the company's previously-announced $18.5 million placement to $25 million, was driven by a tremendous demand from the investment community. Viisage sold a total of approximately 2.4 million shares at $10.50 per share, representing a 5% discount to market from the $11.01 closing price on Friday, December 14th. The investors also received warrants to purchase approximately 357,000 shares of common stock at 115% of the purchase price.

     Tom Colatosti, Viisage president and CEO, said, "We are thrilled to have received such an overwhelming positive response from investors. We believe this is a powerful endorsement of the company's plans and potential. This additional financing confirms the investment community's belief in Viisage as well as the power of biometric technology and the important role it will play in our national security."

     Colatosti added, "I am again grateful to our investment bankers at Ladenburg Thalmann for completing a very effective financing transaction that will enable us to make the necessary investments to achieve our long term business plans."

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ABOUT VIISAGE TECHNOLOGY

     Viisage Technology is the world leader in biometric face-recognition technology and identification systems and solutions that enhance consumer convenience, improve security and protect personal privacy. Originally developed at MIT, Viisage's patented, accurate, non-intrusive and cost-effective face-recognition technology is widely acknowledged for its unmatched performance including speed in real-time applications, scalability for managing large image databases, and systems integration for complete customer solutions.

     Viisage delivers annually through 1,500 U.S. systems in 1,200 locations in 15 states, more than 25 million high-quality and high-security digital-identification documents for government agencies responsible for issuing drivers' licenses, social services cards and law enforcement credentials.

     Viisage provides a full family of face recognition products. FaceEXPLORER(TM) is a powerful and scalable image retrieval and analysis database product, used to combat identity fraud -- it is implemented in the world's largest face recognition system with more than eight million enrolled images FaceFINDER(TM), acclaimed for its processing speed, is the industry's most widely implemented surveillance and identification system -- it is installed in more than 100 casinos worldwide and has been deployed to improve security at premier sporting events. FacePASS(TM) (for PC, Mobile, & Internet) provides secure authentication for PC, Internet and e-commerce connections. FacePIN(TM) offers consumers convenient and private verification for point-of-sale transactions such as ATMs. FacePASS(TM) (keyless entry/physical access) is a practical security solution for keyless entry to secure facilities, such as offices, dormitories and government facilities. FaceTOOLS(TM) is a leadership Software Developers Kit that enables application providers the ability to develop and customize unique customer and market applications.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers and other risks, uncertainties and factors including those described from time to time in the company's filings with the Securities and Exchange Commission, including without limitation, the company's Form 10K for the year ending December 31, 2000 and its quarterly reports on Form 10Q.

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2001